UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 11, 2009

REWARDS NETWORK INC.

(Exact Name of Registrant Specified in its Charter)

Delaware	1-13806	84-6028875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 950 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 521-6767

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

At the 2009 Annual Meeting of Stockholders held on June 11, 2009, the Company’s stockholders authorized a one-for-three reverse split of the Company’s outstanding shares of common stock. On June 11, 2009, the Board of Directors approved the implementation of the reverse stock split. The reverse stock split will take effect prior to the opening of markets on Tuesday, July 7, 2009 and will be effective with respect to stockholders of record at the close of business on Monday, July 6, 2009. As a result of the reverse stock split, each three shares of common stock will be combined into one share of common stock and the total number of shares of common stock outstanding (excluding treasury shares) will be reduced from approximately 26.1 million shares to approximately 8.7 million shares. Stockholders will receive cash in lieu of any fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split.

At the 2009 Annual Meeting of Stockholders held on June 11, 2009, the Company’s stockholders also authorized a reduction in the number of authorized shares of common stock from seventy million to twenty-five million, which will become effective at the same time as the reverse stock split.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REWARDS NETWORK INC.

By:	/s/ Roya Behnia
Roya Behnia
Senior Vice President, General Counsel and Secretary

Dated: June 15, 2009